Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Vivid Seats Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	7,776,630(1)	$7.94	$61,746,442.20	0.0001476	$9,113.77

	Total Offering Amounts					$61,746,442.20		$9,113.77

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$9,113.77

(1)

Consists of 7,776,630 shares of Class A common stock, par value $0.0001 per share, of Vivid Seats Inc. (“Class A common stock”) issued to the selling stockholders named in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A common stock being registered hereunder include an indeterminate number of shares of Class A common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low prices of the Class A common stock as reported on The Nasdaq Global Select Market on November 27, 2023, which date is within five business days prior to the date of the filing of this registration statement.